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                                                                  Exhibit (d.13)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

     AMENDMENT made as of this 30th day of June, 2003, to the Investment Sub-Advisory Agreement dated as of March 29, 2002 (the "Agreement"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and American Century Investment Management, Inc., a corporation organized and existing under the laws of Delaware (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

     Replace the first sentence of Paragraph 5 of the Agreement with the following:

     NON-EXCLUSIVITY. The services of the Subadviser to the Portfolio[s] and the Company are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided however, that the Subadviser may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Portfolio[s], except that such consultations are permitted between the current and successor sub-advisers of a portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Investment Company Act of 1940, as amended. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

     This Amendment shall become effective as of the date first written above.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.


                                        ING LIFE INSURANCE AND ANNUITY
Attest:                                 COMPANY


/s/ Jane A. Boyle                       By:     /s/ Laurie M. Tillinghast
------------------------------------            --------------------------------
Jane A Boyle                                    Laurie M. Tillinghast
Assistant Secretary                     Title:  Vice President


                                        AMERICAN CENTURY INVESTMENT
Attest:                                 MANAGEMENT, INC.


/s/ Nancy Cavallaro                     By:     /s/  William M. Lyons
------------------------------------            --------------------------------
Nancy Cavallaro                                 William M. Lyons
                                        Title:  President